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                                                            Exhibit 10(g)(i)


Amendment dated April 24, 2000 to the Salary and Bonus Deferral Plan, dated August 15, 1996, as amended and restated.

The following section of the Salary and Bonus Deferral Plan, as amended, is amended and restated to read in its entirety as follows with respect to all currently outstanding and future deferred shares of Common Stock under such plan:


(1)  Section 3.3 (d)

          In the event of any merger, consolidation, reorganization, recapitalization, stock dividend (including without limitation, stock dividends consisting of securities other than the shares of Common Stock), distribution (other than regular cash dividends), stock split, reverse stock split, separation, spin-off, split-off or other distribution of stock or property of the Company, or other change in the corporate structure or capitalization, there shall be appropriate adjustment made by the Board in the number and kind of shares (rounded to the nearest one-one hundredth of a share) or other property that shall be credited in the aggregate and to individual participants' deferred stock accounts under the Plan, so that the participants' Deferred Stock Accounts reflect the same equity percentage interest in the Company after the transaction as was the case before such transaction, and so that each share of Common Stock credited to a participant's Deferred Stock Account before a transaction accrues the same benefits after the transaction as does each share of Common Stock outstanding before such transaction.